UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Director

On September 10, 2009, William Miller resigned from our board of directors citing the demands of his other obligations. Mr. Miller did not advise us of any disagreement on any matter relating to our operations, policies or practices. Mr. Miller has agreed to continue to serve as a strategic advisor to our company.

(c)	Appointment of Vice President, Worldwide Operations

Effective September 8, 2009, our board of directors appointed Christopher Gopal, Ph.D., 57, as Vice President, Worldwide Operations. Prior to joining our company, Dr. Gopal was with Applied Solar, Inc. as its Chief Operating Officer from November 2008 to August 2009 and Executive Vice President, World Wide Operations from November 2007 to November 2008. From November 2006 to October 2007, he was a director at Deloitte Consulting, and served as an independent consultant to electronics manufacturing firms from September 2005 to November 2006. He was the Vice President of Commercial Supply Chain at SAIC from June 2003 to August 2005. Dr. Gopal was the Vice President of Worldwide Supply Chain Services at Unisys from November 2001 until May 2003. He has served as Vice President Worldwide Operations for Dell Computer and as a senior partner and director of Ernst & Young’s Global Supply Chain & Operations Consulting Services. He has worked and consulted for many of the leading worldwide companies in the technology and consumer product industries, where he has helped develop supply chain strategy and information strategy, source products, and then executed those strategies. Dr. Gopal has been an invited speaker and panel member at leading supply chain and information technology forums and co-authored three books, including “Supercharging Supply Chains: New Ways to Increase Value through Global Operational Excellence.”

In connection with his employment and under the terms of his offer letter, Dr. Gopal will earn an annual salary of $225,000. Effective on his hire date, Dr. Gopal was granted an option to purchase 120,000 shares of our common stock as an inducement material to employment in accordance with NASDAQ Rule 5635(c)(4). The option has a six-year term and an exercise price of $0.87, which was the closing price of our common stock on the date of grant. The option will vest over two years.

Dr. Gopal’s employment is at-will and may be terminated by us or him at any time and for any reason, with or without cause. We agreed to recommend to our compensation committee that our company enter into an employment and severance agreement with Dr. Gopal. Under the terms of that agreement Dr. Gopal would receive, in the event he is terminated without cause, severance benefits of six months’ salary and six months’ bonus accrual paid over the six months following termination and, if he elects to continue insurance coverage as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), reimbursement of the amount of the premiums incurred for six months following termination. In the event his employment is terminated without cause within two years following a change of control, he would receive the same benefits but they would be paid immediately upon termination. The employment and severance agreement will set forth the eligibility and other terms and conditions of these benefits. We entered into our customary form of indemnification agreement with Dr. Gopal.

On September 9, 2009, we issued a press release announcing the appointment of Dr. Gopal as Vice President, Worldwide Operations. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1    Press release dated September 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: September 14, 2009	By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Vice President, Finance and CFO